UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  March 31, 2015

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On March 31, 2015, OSI Restaurant Partners, LLC (“OSI”), a wholly-owned subsidiary of Bloomin’ Brands, Inc. (the “Company”), as borrower, OSI HoldCo, Inc., OSI’s direct parent and a wholly-owned subsidiary of the Company (“OSI HoldCo”), certain subsidiaries of OSI, certain lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), entered into an amendment (the “Amendment”) to OSI’s existing credit agreement, dated October 26, 2012, among OSI, as borrower, OSI HoldCo, certain lenders and Deutsche Bank Trust Company Americas, as prior administrative agent for the lenders (as previously amended, the “Existing Credit Agreement”), to effect an increase of OSI’s existing revolving credit facility from $600.0 million to $825.0 million in order to fully pay down its existing Term Loan B on April 2, 2015 (the “Prepayment”). No other material changes were made to the terms of OSI’s Existing Credit Agreement as a result of the Amendment.
Prior to the Prepayment, the Company had an outstanding balance of $215.0 million on its Term Loan B. In connection with the Amendment, the Company made a $216.3 million draw on the revolving credit facility to prepay its Term Loan B and to pay related accrued interest, fees and expenses.

Following the Amendment and Prepayment, $551.3 million was drawn under the revolving credit facility, and an additional $29.6 million of the revolving credit facility was committed for the issuance of letters of credit and not available for borrowing.

Certain of the Lenders and certain of their affiliates have performed investment banking, commercial lending and advisory services for OSI, the Company, their subsidiaries and their respective affiliates, from time to time, for which they have received customary fees and expenses, including in connection with the Company’s initial public offering and commercial mortgage backed securities loan in 2012. These parties may, from time to time, engage in transactions with, and perform services for, OSI, the Company, their subsidiaries and their respective affiliates in the ordinary course of their business.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date:	April 2, 2015	By:	/s/ Joseph J. Kadow
Joseph J. Kadow
Executive Vice President and Chief Legal Officer

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